Exhibit 4.10

EXECUTION COPY

EXIT FUNDING AGREEMENT

This EXIT FUNDING AGREEMENT (this “Agreement”), dated as of October 15, 1999 and effective on the Initial Exchange Date (as hereinafter defined), by and between FOSTER WHEELER CORPORATION, a New York corporation (“FWC”) and SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

BACKGROUND

A.            On November 23, 1994, the Village of Robbins, Cook County, Illinois (the “Village”) issued $234,800,000 of its Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1994A and $85,200,000 of its Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1994B (collectively, the “Original 1994A and B Bonds”) pursuant to a Mortgage, Security Agreement and Indenture of Trust dated as of September 15, 1994 (the “1994 Indenture”) from the Village to Bank of America Illinois, as trustee, in order to finance a portion of the costs of acquiring, constructing, equipping and installing a resource recovery facility (the “Facility”) located in the Village of Robbins, Illinois (the “Project”).

B.            On October 15, 1996, the Village issued to certain of the owners of the Original 1994A and B Bonds, in a dollar-for-dollar exchange for certain Original 1994A and B Bonds, its Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1994A and its Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) Series 1994B (collectively, the “1994A and B Consenting Bonds”) pursuant to an Amended and Restated Mortgage, Security Agreement and Indenture of Trust dated as of September 15, 1994, as amended and restated as of October 15, 1996 (as so amended and restated, the “1996 Indenture”), from the Village to First Trust of Illinois, National Association, as successor trustee to Bank of America Illinois.

C.            The Village, as owner of the Facility, leases the Facility to Robbins Resource Recovery Partners, L.P. (the “Partnership”) in accordance with an Amended and Partially Restated Facility Lease Agreement dated as of October 15, 1999, as amended by Amendment No. 3 to Facility Lease Agreement dated as of July 1, 1997, by and between the Village and the Partnership (collectively, the “Facility Lease Agreement”).

D.            In connection with the Project, FWC and the Partnership entered into certain agreements, all as more fully described in Exhibit A to that certain Termination and Release Agreement dated as of the date hereof (the “Termination and Release Agreement”) by and among FWC, the Partnership, the Trustee and certain other parties, (collectively, the “Prior Agreements”), including, without limitation, certain guaranty agreements by FWC in favor of the Partnership, and certain of the parties to the Prior Agreements assigned their interests in certain of the Prior Agreements to: (1) the Village pursuant to the Facility Lease Agreement and/or (2) the Trustee pursuant to the 1994 Indenture and/or the 1996 Indenture, all as more fully described in the Termination and Release Agreement.

E.             On the Initial Exchange Date, the Village will be issuing to the owners of the 1994A and B Consenting Bonds and the owners of the outstanding Original 1994A Bonds (collectively, the “Existing Bonds”), in an exchange for such Existing Bonds through the Prepackaged Bankruptcy Plan, its Resource Recovery Revenue Bonds (Robbins Resource Recovery Partners, L.P. Project) up to $115,000,000 Mandatorily Exchangeable Series 1999A (the “1999A Bonds”), up to $45,000,000 Mandatorily Exchangeable Series 1999B (the “1999B Bonds”), up to $95,000,000 Series 1999C (the “1999C Bonds”) and up to $18,000,000 Series 1999D (the “1999D Bonds”, and together with the 1999C Bonds, the “1999 C and D Bonds”), pursuant to a certain Second Amended and Restated Mortgage, Security Agreement and Indenture of Trust dated as of October 15, 1999 which amends and restates the 1996 Indenture (as so amended and restated, the “Second Amended Indenture”).  In connection with such exchange of the Existing Bonds, the Parties and the parties to the Prior Agreements have agreed that, the Prior Agreements are to be terminated and that the parties to the Prior Agreements are to be released of their liabilities and obligations thereunder pursuant to the Termination and Release Agreement.

F.             Under certain of the Prior Agreements, FWC has guaranteed the performance of certain of its subsidiaries relating to the operation of the Project.  Under such guarantees, FWC has made capital infusions to such subsidiaries so that their obligations under certain of the Prior Agreements can be performed.  It is the intention of FWC and the Partnership that this Agreement together with the Termination and Release Agreement supersedes such guarantees and requirement to make capital infusions.

G.            In consideration for the termination of the liabilities and obligations of the parties under the Prior Agreements and the mutual releases of the obligations thereunder and related thereto and in connection with the exchange of the Existing Bonds, pursuant to the Prepackaged Bankruptcy Plan, the Parties have agreed to enter into this Agreement to, among other things, provide for FWC to (i) make certain payments to the Trustee and (ii) make certain continuing disclosures pursuant to Rule 15c2-12 of the Securities and Exchange Commission, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions and Interpretations.

(a)           Unless the context shall otherwise require, or unless otherwise defined herein, capitalized terms used herein not otherwise conventionally capitalized shall have the respective meanings ascribed to them in Schedule 1 or Appendix 1.

(b)           Except as otherwise expressly provided in this Agreement or required by the context, for purposes of this Agreement, (i) any capitalized term defined herein by reference to another instrument or document shall continue to have the same meaning ascribed thereto whether or not such other instrument or document remains in effect, (ii) words importing the singular include the plural and vice versa, and words importing a gender include any gender, (iii) any reference to any agreement or contract includes schedules, exhibits and appendices thereto and shall also refer to such agreement or contract as duly amended, supplemented, otherwise modified or replaced in accordance with its terms and the terms hereof, (iv) any reference herein to a person or entity includes its successors and permitted assigns, and (v) any reference herein to a Section or Schedule or Appendix is to a Section or Schedule or Appendix to this Agreement.

2.             Exit Payments.

(a)           Subject to Section 3, FWC shall pay to the Trustee, in the manner set forth in Section 2(b), (i) each of the amounts set forth in Schedule A (each a “Current Exit Payment” and collectively, the “Current Exit Payments”) on the date set forth opposite each Current Exit Payment and (ii) the amount designated in Schedule B as the Accreted Amount Exit Payment on the last date set forth in such Schedule (the “Accreted Amount Exit Payment”, and together with the Current Exit Payments and the payments referred to in Section 2(b), sometimes hereinafter referred to individually as an “Exit Payment” and collectively as the “Exit Payments”).  Subject to Section 3, the obligation of FWC to make the Exit Payments shall be absolute, irrevocable and unconditional, and shall not be subject to any reduction, limitation, impairment or termination for any reason, including without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of such obligation or otherwise.

(b)           In the event that, prior to FWC having made all Exit Payments described in Section 2(a), all or any portion of the 1999C Bonds or 1999D Bonds are (with notice to FWC) either (i) called for special mandatory redemption pursuant to Section 4.08 of the Second Amended Indenture as a result of a Determination of Taxability (as such term is defined in the Second Amended Indenture, or (ii) called for optional redemption pursuant to Section 4.12 of the Second Amended Indenture, FWC shall make an Exit Payment to the Trustee, on or prior to the applicable redemption date, in an amount equal to the redemption price for such Bonds.  Upon the making of any such Exit Payment, FWC’s obligation, if any, to make further Exit Payments shall be adjusted pursuant to Section 2(e).

(c)           Each Exit Payment made by FWC to the Trustee shall be made in immediately available funds on the date such Exit Payment is due, whether by acceleration or otherwise (each, an “Exit Payment Due Date”).

(d)           Without limiting the foregoing, (i) any amendment to the Second Amended Indenture made in accordance with terms thereof, any amendment to the Facility Lease Agreement, any waiver of or consent to or departure from, or failure to exercise or a delay in the exercise of any right, remedy, power or privilege under or in respect of the Facility Lease Agreement and/or the Second Amended Indenture or any document or instrument executed or delivered in connection therewith, including, without limitation, any modification, extension or postponement or acceleration of times for payment or performance, shall not in any way affect the obligations of FWC to make Exit Payments under this Agreement or the timing of such payments, and (ii) the obligations of FWC to make Exit Payments under this Agreement shall not be subject to acceleration for any reason except as set forth in Sections 2(g) and 2(h) hereof.

(e)           FWC’s obligation to make Exit Payments shall be adjusted as follows:

(i)            On or prior to any Exit Payment Due Date, the Trustee shall notify FWC of any amounts (an “Exit Payment Credit Amount”) held in any fund or account created pursuant to the Second Amended Indenture that pursuant to the terms thereof are available to be applied on such Exit Payment Due Date (without giving effect to the Exit Payment then due) (x) in the case of Current Exit Payments, to the payment of principal, interest or redemption price (as applicable) on the 1999C Bonds and (y) in the case of the Accreted Amount Exit Payment, to the payment of principal, interest or redemption price (as applicable) on the 1999D Bonds, and the amount of such Exit Payment due on such Exit Payment Due Date shall be reduced by such Exit Payment Credit Amount.

(ii)           In the event that there shall be any reduction in the aggregate outstanding principal amount of any 1999C and D Bonds as a result of any partial redemption or defeasance of such 1999C and D Bonds prior to their maturity, other than due to any sinking fund redemption, appropriate corresponding adjustments shall be made to the principal components on which the Exit Payments are based in their order of maturity, the Exit Payment(s) related thereto shall be recalculated and Schedule A and B, as appropriate, shall be amended.

(iii)          FWC shall have the right at any time, at its option and in its sole discretion, to irrevocably deposit with the Trustee all, or any portion of, any Litigation Proceeds allocable to FWC pursuant to Section 2.3(F) or Section 2.3(G) of the Irrevocable Assignment and Allocation Agreement (the “FWC Litigation Deposit”), in which event (A) the principal components on which the Current Exit Payments are based shall be reduced, in their order of maturity, by the amount of the FWC Litigation Deposit, (B) the Current Exit Payment(s) related thereto shall be recalculated to reflect the reduction of the principal components and corresponding reduction of the interest components, and (C) Schedule A shall be amended.

(f)            Each of the following shall be an “FWC Default” hereunder:

(i)            FWC shall have become insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a deed of trust or assignment for the benefit of its creditors; or

(ii)           (A)  Unless the petition instituting the proceedings is timely contested and the proceedings are dismissed or effectively stayed within sixty (60) days from the commencement thereof, insolvency, receivership, liquidation, reorganization or similar proceedings have been instituted against FWC or (B) FWC shall institute any such proceeding; or

(iii)          FWC shall fail to make any Exit Payment when due whether by acceleration or otherwise; or

(iv)          Any acceleration of any Senior Debt.

(g)           Upon (A) the occurrence of an FWC Default under clause (ii) of Section 2(f) there shall be an immediate and automatic acceleration of the Current Exit Payments without notice or demand of any kind, which notice is hereby waived, or (B) the occurrence of any other FWC Default, the Trustee, may but shall not be obligated to, declare by written notice to FWC, an acceleration of the Current Exit Payments; in either of which event of acceleration an amount equal to the sum of (x) the sum of the remaining unpaid Current Exit Payment Principal Components plus (y) interest on the principal sum in clause (x) computed at the rate of interest set forth on Schedule A from the date of the last payment of a Current Exit Payment Interest Component to and including the date of such acceleration, shall be immediately due and payable.

(h)           Upon (A) the occurrence of an FWC Default under clause (ii) of Section 2(f) there shall be an immediate and automatic acceleration of the Accreted Amount Exit Payment without notice or demand of any kind, which notice is hereby waived, or (B) the occurrence of any other FWC Default, the Trustee may, but shall not be obligated to, declare by written notice to FWC, an acceleration of the Accreted Amount Exit Payment; in either of which event of acceleration an amount equal to the Accreted Amount, calculated in the manner set forth on Exhibit B, to and including the date of such acceleration, shall be immediately due and payable.

(i)            No delay on the part of the Trustee in the exercise of any right or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise by the Trustee of any right or remedy hereunder shall preclude any further exercise thereof;  nor shall any modification or waiver of any of the provisions of this Agreement be binding upon either Party, except as expressly set forth in a writing duly signed by both Parties.  The failure of the Trustee at any time or times hereafter to require strict performance by FWC of any of the provisions, warranties, terms or conditions contained in this Agreement or any agreement, instrument or document now or at any time or times hereafter executed by FWC with respect to the obligations of FWC contained in this Agreement shall not result in the waiver of or affect or diminish any right of the Trustee at any time or times hereafter to demand strict performance of such obligations and such right shall not be deemed to have been waived by any act or knowledge of the Trustee, its partners, agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer or agent of the Trustee and directed to FWC specifying such waiver.  No waiver by the Trustee of any default or failure to pay or perform when due all or any portion of the obligations of FWC contained in this Agreement shall operate as a waiver of any other default or failure or the same default or failure on a future occasion.

3.             Subordination.

(a)           Except as expressly permitted in Section 3(c), the Subordinated Creditor hereby subordinates its rights to payment and satisfaction of any and all obligations of FWC under the Subordinated Debt to the prior indefeasible payment and satisfaction in full of all Senior Debt.

(b)           FWC and the Subordinated Creditor agree in favor of each Senior Creditor that until all Senior Debt is indefeasibly paid and satisfied in full:

(i)            Except as permitted in Sections 3(c) and 2(e)(iii), FWC shall not, directly or indirectly, make, and the Subordinated Creditor shall not, directly or indirectly, accept or receive, any payment of or any prepayment or non-mandatory payment or any payment pursuant to claims of breach or otherwise in respect of any Subordinated Debt;

(ii)           Except as permitted by the terms of the Senior Documents, FWC shall not grant to the Subordinated Creditor and the Subordinated Creditor shall not acquire any collateral or guarantees for any Subordinated Debt;

(iii)          The Subordinated Creditor shall furnish to each Senior Creditor or agent thereof set forth in Schedule C or as designated pursuant to Section 5(a) copies of all notices or demands sent to FWC under the Subordinated Documents relating to an FWC Default under the Subordinated Debt on the same business day as the sending or delivery of same to FWC; provided FWC has furnished the Trustee with the names and notice addresses for each Senior Creditor or agent thereof.

(c)           Unless and until the occurrence of a payment default under any Senior Debt, or any other default under any Senior Document resulting in an acceleration of any Senior Debt, FWC may make and the Subordinated Creditor may receive and retain from FWC payments in respect of the Subordinated Debt in accordance with the terms of this Agreement and the other Subordinated Documents.  Following the occurrence of a payment default under any Senior Debt or any other default under any Senior Document resulting in an acceleration of any Senior Debt, FWC shall make no payments under this Agreement until all such defaults have been cured or waived or all Senior Debt on which a payment default has occurred or the principal amount thereof has been accelerated has been indefeasibly paid in and satisfied in full.

(d)           In the event of any insolvency or bankruptcy case or any receivership, liquidation, reorganization or similar proceedings in connection therewith relative to FWC or in the event of any cases for voluntary liquidation, dissolution or other winding up of FWC or in the event of any assignment by FWC for the benefit of creditors (each, an “Insolvency Case”), each Senior Creditor shall first be entitled to receive indefeasible payment in full of all Senior Debt before the Subordinated Creditor shall be entitled to receive and retain any payment on account of the Subordinated Debt, and, as between each Senior Creditor and the Subordinated Creditor, each Senior Creditor shall be entitled to receive for application in payment of the Senior Debt any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such Insolvency Case in respect of the Subordinated Debt.  In any Insolvency Case, each Senior Creditor or agent thereof is irrevocably authorized by the Subordinated Creditor to take any action which the Subordinated Creditor might otherwise be entitled to take.

(e)           Should any payment of or distribution on account of any Subordinated Debt be received or collected by the Subordinated Creditor, except in accordance with Section 3(c), such payments shall be held in trust by the Subordinated Creditor for the benefit of each Senior Creditor and shall be delivered forthwith to each Senior Creditor or agent thereof for application to the Senior Debt, in the form received with any necessary endorsement or assignment.

(f)            The Subordinated Creditor shall not be subrogated to, or be entitled to any assignment of any Senior Debt or Subordinated Debt, or of any collateral for or guarantees or evidence of any Senior Debt or Subordinated Debt, until all Senior Debt is indefeasibly paid in full to each Senior Creditor or agent thereof.

(g)           The Subordinated Creditor waives notice of acceptance hereof by any Senior Creditor, and waives notice of and consents to the creation of any Senior Debt, extensions granted or other action taken by each Senior Creditor in reliance hereon, the acquisition or release of any collateral for or guarantors of the payment of Senior Debt, or the releasing of any other subordinating creditor, if applicable.  The Subordinated Creditor waives (to the extent permitted by law) demand, presentment, protest, notice of protest and of default and any and all other notices with respect to any Senior Debt to which any of them might otherwise be entitled.  In addition, the Subordinated Creditor specifically acknowledges and consents to the execution and the performance of the Senior Documents, to any extensions or postponements of the time of payment of the Senior Debt and any other indulgence with respect thereto, to any substitutions, exchange or release of any collateral which may at any time secure the Senior Debt and the addition or release of any other party or person primarily or secondarily liable therefor.

(h)           The Subordinated Creditor agrees that in the event of a payment default under the Subordinated Debt, the Subordinated Creditor shall not, directly or indirectly, without the prior written consent of each of the Senior Creditors in accordance with their respective Senior Documents, for a period of 180 days after the date that the Subordinated Creditor has notified the Senior Creditors of such default pursuant to Section 3(b)(iii), seek to collect against FWC any Subordinated Debt or take any other action, including assertion of any claims or joining in any petition or otherwise initiating any Insolvency Case, or instituting any other legal proceeding against FWC with respect to the Subordinated Debt or under the Subordinated Documents; provided, however, that if a payment default exists with respect to any Senior Debt, upon the expiration of such 180 day period, such period shall be extended to the earlier to occur of (x) the acceleration of such Senior Debt or (y) the date on which such Senior Debt has been indefeasibly paid and satisfied in full; and provided, further, that nothing contained herein shall prohibit the Subordinated Creditor from declaring any acceleration of any Subordinated Debt upon the occurrence of an FWC Default.

(i)            The Subordinated Creditor hereby agrees that any proceeds of any collateral securing any Senior Debt received by a Senior Creditor may be applied, reversed, and reapplied, in whole or in part, to any of the Senior Debt as such Senior Creditor, in its sole discretion, deems appropriate.  The Subordinated Creditor hereby waives (to the extent permitted by law) the application of the doctrine of marshalling assets or collateral or any other legal or equitable principal or doctrine which could otherwise, in any way, constrain, limit or effect the order or manner of liquidation by any Senior Creditor of any collateral securing Senior Debt or enforcement against any person obligated for Senior Debt, all of which shall be subject to such Senior Creditor’s sole discretion.

(j)            None of the Subordinated Debt may be assigned or transferred by the Subordinated Creditor or its successors and assigns unless each Senior Creditor or agent thereof has received from the assignee a written acknowledgment stating that it has received a copy of this Agreement and agrees to be bound by the provisions of this Section 3.

(k)           The provisions of this Section 3 shall be applicable both before and after the commencement of any Insolvency Case by or against FWC and all converted and succeeding cases and respect thereof.  The relevant rights, as provided for in this Section 3, shall continue after the commencement of any such case on the same basis as prior to the date of commencement of any such case, as provided in this Section 3, subject to any court order approving the financing of or use of cash collateral by FWC, as debtor-in-possession.

4.             Representations and Warranties of FWC.

FWC hereby represents and warrants as follows:

(a)           FWC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has all requisite corporate power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and (iii) is duly qualified and in good standing in each jurisdiction where failure to so qualify would materially affect its ability to perform its obligations under this Agreement.

(b)           FWC has full power and authority to enter into, execute and deliver this Agreement, and has taken all actions necessary, to execute, deliver and perform its obligations under this Agreement.

(c)           This Agreement has been duly and validly executed and delivered by FWC and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally or by general principles of equity or judicial discretion.

(d)           The execution and delivery of this Agreement by FWC, and the performance by FWC of its obligations hereunder, does not and will not (i) violate any governmental approval, law, regulation, order, writ, injunction or decree of any governmental authority applicable to it or any of its property or assets, (ii) violate any provision of its certificate of incorporation, by-laws or other governing documents, (iii) subject to the consent of the senior lenders under, and the execution of requisite amendments, if necessary, to, FWC’s currently outstanding senior bank credit facilities with respect to the transactions contemplated hereby, violate or constitute a material default under any material agreement or instrument to which it is a party or by which it or any of its properties or assets may bound, or (iv) result in the creation or imposition of any lien upon any of its property or assets.

5.             Covenants of FWC.

(a)           FWC shall furnish to the Trustee as soon as practicable after the end of each fiscal year of FWC, and in any event within one hundred twenty (120) days thereafter, (i) a copy of the annual report of FWC for such fiscal year and (ii) a statement identifying all then existing Senior Debt (including any changes to names or notice addresses) and the amount(s) thereof outstanding as of the end of such fiscal year.

(b)           FWC shall, upon request, furnish to the Trustee copies of all reports filed by FWC with the Securities and Exchange Commission under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)           Except as expressly permitted by the following paragraph, FWC will at all times maintain its corporate existence and will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect all material franchises and licenses necessary for the conduct of its business.

(d)           FWC shall not merge with or into or consolidate with any other entity, change its form of organization, or liquidate or dissolve itself (or suffer any such liquidation or dissolution) or sell, transfer or pledge all or substantially all of its assets to any other entity unless the survivor of such transaction assumes all of the obligations of FWC under this Agreement.

(e)           FWC shall comply with the continuing disclosure covenant set forth in Appendix 1 attached hereto and made a part hereof (the “Continuing Disclosure Covenant”).

(f)            In the event that FWC shall obtain a rating of at least “A-” or the equivalent by Standard & Poor’s or Moody’s taking into account FWC’s obligations under this Agreement, FWC shall (i) use its best efforts to obtain from each Senior Creditor its consent to release and eliminate the subordination provisions of Section 3 of this Agreement, and (ii) obtain a rating for the 1999C and D Bonds from Standard & Poor’s or Moody’s; provided, however, that the failure to obtain such consent or rating shall not be deemed a default or event of default by FWC under this Agreement.

(g)           FWC shall not incur any indebtedness for borrowed money which is subordinated in right of payment to any Senior Debt unless such indebtedness is also subordinated in right of payment to the Subordinated Debt.

6.             Covenants of Trustee.

(a)           The Trustee shall, upon receipt by the Trustee of any notice of any Determination of Taxability with respect to the 1999C Bonds or the 1999D Bonds, give notice to FWC of such Determination of Taxability, and FWC shall have the right to contest any such Determination of Taxability, each in accordance with the terms of the Second Amended Indenture.

(b)           The Trustee shall not amend or consent to any amendment to the following Sections of the Second Amended Indenture without the express prior written consent of FWC:

(i)	the definition of “Determination of Taxability” in Section 1.01 thereof;

(ii)	the definition of “Litigation Event” in Section 1.01 thereof;

(iii)	the definition of “Litigation Proceeds” in Section 1.01 thereof;

(iv)	Section 4.08 thereof to the extent it relates to the 1999C and D Bonds;

(v)	Section 4.09 thereof;

(vi)	Section 4.10 thereof;

(vii)	Section 4.11 thereof to the extent it relates to the 1999C and D Bonds or to any amounts payable thereunder to FWC;

(viii)	Section 4.12 thereof to the extent it relates to the 1999C and D Bonds;

(ix)	Section 5.03(b)(i) and 5.03(b)(ii) thereof to the extent relating to transfers of moneys from the Insurance and Condemnation Proceeds Account to the Redemption Fund;

(x)	Section 5.04(b)(vi) thereof;

(xi)	Section 5.06 thereof;

(xii)	Section 5.07(a) thereof;

(xiii)	Section 5.07(c) thereof to the extent relating to the direction of an FWC Representative (as defined therein);

(xiv)	Section 5.08 thereof;

(xv)	Section 6.03 thereof;

(xvi)	Section 7.16(b) thereof;

(xvii)	the last paragraph of Section 8.02 thereof;

(xviii)	the third sentence of Section 8.05(e) thereof;

(xix)	Section 8.06 thereof to the extent it relates to giving notice to FWC;

(xx)	clause (ii) of Section 9.01(a) thereof; and

(xxi)	Section 9.05 thereof.

(c)           The Trustee shall use its best efforts to require that any opinions of bond counsel delivered under or pursuant to the Second Amended Indenture with respect to the 1999C Bonds or the 1999D Bonds be addressed to FWC, or that such bond counsel furnish to FWC a reliance letter with respect to such opinions.

7.             Effectiveness; Termination.

This Agreement has been executed and delivered on the date first set forth above and shall, following the approval by the Bankruptcy Court of the Prepackaged Bankruptcy Plan, be effective on the Initial Exchange Date.  Notwithstanding anything contained herein to the contrary, this Agreement shall be of no validity or effect unless and until the Bankruptcy Court has approved the Prepackaged Bankruptcy Plan and the Initial Exchange Date shall have occurred, and, if not so approved by the Bankruptcy Court and/or the Initial Exchange Date shall not occur, shall be deemed void ab initio.  This Agreement and the obligations of Parties shall terminate upon the earlier of (i) prior redemption or payment in full of all of the 1999C and D Bonds such that no 1999C and D Bonds remain outstanding under the Second Amended Indenture, or the legal defeasance of all of the 1999C and D Bonds and (ii) the indefeasible performance in full or other satisfaction of FWC’s obligations to make all Exit Payments pursuant to and in accordance with the terms of this Agreement.

8.             Assignments; Successors and Assigns.

The rights and obligations of either Party shall not be assignable without prior written consent of the other Party and, if applicable, compliance with Section 3(j); provided, however, that the Trustee shall assign its rights and obligations under this Agreement to any successor trustee or co-trustee which may be appointed under the Second Amended Indenture.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including, in the case of the Trustee, any successor trustee to the Trustee under the Second Amended Indenture, who shall be deemed, automatically and without further action, the Trustee for purposes of this Agreement).

9.             Tax Treatment.

It is the intent of FWC and the Partnership that for U.S. federal, state and local income tax purposes the payments under this Agreement by FWC will be deductible by FWC either as an ordinary and necessary expense under Section 162 of the Internal Revenue Code of 1986, as amended (the “Code”) or as worthless securities loss under Section 165(g) of the Code (the “Intended Treatment”).  FWC and the Partnership agree to so treat such payments for such purposes.  Further, FWC and the Partnership will not take any action, including taking a position on any return, statement or schedule filed with U.S. federal, state or local income tax authorities, that is inconsistent with the Intended Treatment.

10.           Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.  The Parties irrevocably submit to the jurisdiction of the courts of the State of New York and the courts of the United States sitting in the State of New York in any litigation relating to this Agreement.

11.           Miscellaneous.

(a)           Remedies.              In the event FWC fails to perform any of its obligations hereunder the Trustee may avail itself of all available remedies, in law or at equity, to enforce its rights hereunder and, except with respect to a breach of Sections 5(e) and 5(f), to recover any damages suffered as a result of such failure.

(b)           Severability.          If any provision of this Agreement, or part thereof, shall be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions or the remaining part of any effective provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.  To the extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

(c)           Amendments.  No amendment of this Agreement shall be effective unless the same shall be in writing and signed by FWC and the Trustee at the direction of the registered owners of the outstanding 1999 C and 1999D Bonds as provided in the Second Amended Indenture.

(d)           Notices.  All notices or other communications required or permitted by this Agreement or by law to be served upon or given to FWC or the Trustee shall be in writing and shall be deemed duly served and given when received after being delivered by hand, or sent by registered or certified mail, return receipt requested, or sent by Federal Express or other nationally recognized overnight delivery service providing for receipt against delivery or sent by telecopy providing for acknowledgment of receipt, postage or delivery charges prepaid, addressed as follows:

If to FWC:		Foster Wheeler Corporation
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attention: General Counsel

If to the Trustee		SunTrust Bank, Central Florida, National Association
225 East Robinson Street, Suite 250
Orlando, Florida 32801
	Attention:	Deborah Moreyra
First Vice President

FWC or the Trustee may change its address for such purpose by giving written notice of such change to the other in the manner provided above.

(e)           Headings.  The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

(f)            Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Contract Date.

ATTEST:	FOSTER WHEELER CORPORATION

/s/ Peter D. Rose	By:	/s/ Steven I. Weinstein
Name: Peter D. Rose		Name:	Steven I. Weinstein
Title: Assistant Secretary		Title:	Vice President and
Deputy General Counsel

ATTEST:	SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION

By:
Name:	Name:
Title:	Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Contract Date.

ATTEST:	FOSTER WHEELER CORPORATION

By:
Name: Peter D. Rose		Name:	Steven I. Weinstein
Title: Assistant Secretary		Title:	Vice President and
Deputy General Counsel

ATTEST:	SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION

/s/ Jonathan W. Fox	By:	/s/ Deborah Moreyra
Name: Jonathan W. Fox		Name:	Deborah Moreyra
Title: Senior Vice President		Title:	First Vice President

SCHEDULE I - DEFINITIONS

“Accreted Amount” has the meaning specified in Schedule B.

“Accreted Amount Exit Payment” has the meaning set forth in Section 2(a).

“Addendum 3” means Addendum 3, dated May 26, 1999 to the Amended and Restated Electric Service Contract dated as of September 16, 1994, by and between the Partnership and Commonwealth Edison Company, as amended.

“Agreement” means this Exit Funding Agreement, including all Schedules and appendices hereto.

“Bankruptcy Court” means the United States Bankruptcy Court having jurisdiction over the petition for reorganization to be filed in connection with the Prepackaged Bankruptcy Plan.

“Continuing Disclosure Covenant” has the meaning set forth in Section 5(e), and is set forth in Appendix 1.

“CPI” means the Consumer Price Index for the Chicago-Gary-Lake County, Illinois/Indiana/Wisconsin, Standard Metropolitan Statistical Area, All-Items for all Urban Consumers, 1982-1984 Base, published by the United States Department of Labor, or, if such index is no longer published or its method of computation is substantially modified, a substitute index published by the Federal government of the United States or a reputable publisher of financial or economic statistics that will fairly and reasonably reflect the same or substantially the same information as the discontinued or modified index, as agreed by the Partnership, FWC and the Trustee.

“Current Exit Payment” or “Current Exit Payments” has the meaning set forth in Section 2(a).

“Current Exit Payment Interest Component” means the amounts so designated as interest component on Schedule A.

“Current Exit Payment Principal Component” means the amounts so designated as principal component on Schedule A.

“Exchange Act” has the meaning set forth in Section 5(b).

“Existing Bonds” has the meaning set forth in the recitals to this Agreement.

“Exit Payment” and “Exit Payments” has the meaning set forth in Section 2(a).

“Exit Payment Credit Amount” has the meaning set forth in Section 2(e)(i).

“Exit Payment Due Date” has the meaning set forth in Section 2(c).

“Facility” has the meaning set forth in the recitals to this Agreement.

“Facility Lease Agreement” has the meaning set forth in the recitals to this Agreement.

“FWC” means Foster Wheeler Corporation, a New York corporation, and its successors and permitted assigns hereunder.

“FWC Default” has the meaning set forth in Section 2(f).

“FWC Litigation Deposit” has the meaning set forth in Section 2(e)(iii).

“Holiday” means New Year’s Day, Martin Luther King Day, President’s Day, Patriot’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day and Christmas Day.

“Initial Exchange” means the restructuring of the Prior Bonds, pursuant to the Prepackaged Bankruptcy Plan, through the issuance of 1999 Bonds in exchange for the Existing Bonds.

“Initial Exchange Date” means the date on which the Initial Exchange is consummated.

“Insolvency Case” has the meaning set forth in Section 3(d).

“Irrevocable Assignment and Allocation Agreement” means that certain Irrevocable Assignment and Allocation Agreement dated as of October 15, 1999 from the Partnership to FWC and the Trustee.

“Litigation Proceeds” means any value received by, or payable to, the Partnership in any form, including, without limitation, any lump-sum payment, structured payment or increase in electrical rates payable to the Partnership in respect of the Project, as a result of, or relating to, the Retail Rate Litigation for any reason, including, without limitation, by reason of settlement thereof or any judgment therein or any change in applicable law. In the event that all or a portion of such value takes the form of an increase in electric rates payable to the Partnership in respect of the Facility, the amount of such Retail Rate Litigation Proceeds shall equal the amount of such increase, which shall be calculated as the amounts actually received by, or payable to, the Partnership (or the amount that would be payable to the Partnership if the Partnership were then selling to Commonwealth Edison Company) over the Wholesale Rate; provided, that from January 1, 2000 through December 31, 2004 (or such earlier date as Addendum 3 may be terminated, otherwise than in connection with the Retail Rate Litigation) the Wholesale Rate shall be deemed to be the amount payable to the Partnership under Addendum 3.

“Moody’s” means Moody’s Investors Service, Inc., its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Trustee at the direction of the Partnership.

“MWh” means megawatt hour.

“1994A and B Consenting Bonds” has the meaning set forth in the recitals to this Agreement.

“1994 Indenture” has the meaning set forth in the recitals to this Agreement.

“1996 Indenture” has the meaning set forth in the recitals to this Agreement.

“1999A Bonds” has the meaning set forth in the recitals to this Agreement.

“1999B Bonds” has the meaning set forth in the recitals to this Agreement.

“1999C Bonds” has the meaning set forth in the recitals to this Agreement.

“1999C and D Bonds” has the meaning set forth in the recitals to this Agreement.

“1999D Bonds” has the meaning set forth in the recitals to this Agreement.

“Off-Peak Market Price” means (a) at any time when a liquid energy market does not exist in the Chicago metropolitan area, $12.00 per MWh. escalated at the CPI from the Initial Exchange Date, and (b) at any time when a liquid energy market does exist in the Chicago metropolitan area, with respect to purchases on a particular day, the weighted average price per off-peak MWh traded into the Chicago metropolitan area for such day, as provided in a recognized trading index or indices in such market as agreed upon by FWC, the Partnership and the Trustee.

“Off-Peak Period” means any period that is not an On-Peak Period.

“On-Peak Market Price” means, (a) at any time when a liquid energy market does not exist in the Chicago metropolitan area, with respect to purchases of electricity on a particular day, the weighted average price per on-peak MWh for electricity traded into the Cinergy control area for such day as published in the Wall Street Journal, National Edition under the heading “DJ Cinergy” multiplied by a factor of 105%, or, if such price is not published therein, such other price as the Partnership, FWC and the Trustee shall mutually agree on and (b) at any time when a liquid energy market does exist in the Chicago metropolitan area, with respect to purchases on a particular day, the weighted average price per on-peak MWh traded into the Chicago metropolitan area for such day, as provided in a recognized trading index or indices in such market as agreed upon by FWC, the Partnership and the Trustee.

“On-Peak Period” means the period of hours beginning at 0601 hours (for the hour ending 0700 hours) and ending at 2200 hours (for the hour ending 2200 hours) on all weekdays, Monday through Friday, excluding Holidays.

“Original 1994A and B Bonds” has the meaning set forth in the recitals to this Agreement.

“Partnership” means Robbins Resource Recovery Partners, L.P., a Delaware limited partnership.

“Party” or “Parties” means either or both parties to this Agreement as applicable.

“Prepackaged Bankruptcy Plan” means a prepackaged plan of reorganization of the Partnership, RRRP Robbins, Inc. and RRRP Illinois, Inc. under Chapter 11 of Title 11 of the United States Bankruptcy Code involving the restructuring of the Existing Bonds through the Initial Exchange.

“Prior Agreements” has the meaning set forth in the recitals to this Agreement.

“Project” has the meaning set forth in the recitals to this Agreement.

“Restructuring Agreement” means that certain Restructuring Agreement, dated as of the Restructuring Agreement Date, between the Partnership and, among others, the bondholders signatory thereto, in connection with the restructuring of the Existing Bonds pursuant to the Prepackaged Bankruptcy Plan.

“Restructuring Agreement Date” means October 15, 1999.

“Retail Rate Litigation” means the litigation pending in the U.S. District Court for the Northern District of Illinois, currently on appeal to the U.S. Court of Appeals for the Seventh Circuit (Case #96-CV-1735) and the litigation pending in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, affirmed, in part, and vacated, in part by the Appellate Court of Illinois, First District (Consolidated Action Docket Nos. 96 CH 2560 and 96 CH 12873) and remanded to the Circuit Court.

“Second Amended Indenture” has the meaning set forth in the recitals to this Agreement.

“Senior Creditor” means, the holder of any Senior Debt.

“Senior Debt” means all principal, interest, fees, prepayment premiums and other amounts owed or hereafter owing by FWC under (i) the debt identified on Schedule C attached hereto

(including the name and notice address of each Senior Creditor or its agent) and (ii) any other debt designated from time to time by FWC as Senior Debt for the purposes of this Agreement in a written notice to the Trustee, in each case together with any extensions, modifications, replacements or refinancings of such debt in whole or in part; provided, however, that the Senior Debt does not include, and shall under no circumstances be deemed to include (1) any principal, interest, fees, prepayment premiums or other debt which is subordinated in right of payment to any other Senior Debt and (2) the Trust Preferred Debt, and FWC affirms that its obligations under any Subordinated Debt shall constitute “Senior Indebtedness” under the terms of the Trust Preferred Debt.

“Senior Documents” means any and all documents, instruments, notes, certificates, guarantees or pledges which evidence or secure or in any way relate to the Senior Debt, or any part thereof, and all amendments, modifications, supplements, waivers, substitutions, replacements, renewals or extensions thereof.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., it successors and assigns, and, if such group shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Standard & Poor’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Trustee at the direction of the Partnership.

“Subordinated Creditor” means, collectively, the Trustee and any permitted assignee of the Trustee’s interest in the Subordinated Debt (including, without limitation, the Village and the holders of the 1999C and D Bonds).

“Subordinated Debt” means all obligations of, and amounts due and owing by, FWC to the Trustee under this Agreement with respect to any or all Exit Payments, as the same may from time to time be amended, modified, extended, substituted and/or replaced in accordance with the terms hereof. FWC agrees and acknowledges that its obligations under any Subordinated Debt shall constitute “Senior Indebtedness” under the terms of the Trust Preferred Debt.

“Subordinated Documents” means this Agreement and any and all other documents and instruments which evidence or in any way relate to the Subordinated Debt, or any part thereof, and all amendments, modifications, supplements, waivers, substitutions, replacements or extensions thereof.

“Termination and Release Agreement” has the meaning set forth in the recitals to this Agreement.

“Trust Preferred Debt” means the $175,000,000 9.00% Junior Subordinated Debentures due 2029 issued pursuant to that certain Junior Subordinated Indenture, dated as of January 13, 1999, between Foster Wheeler Corporation and Harris Trust and Savings Bank, an Illinois banking corporation, as trustee.

“Trustee” means SunTrust Bank, Central Florida, National Association, and its successors and permitted assigns hereunder.

“Village” has the meaning set forth in the recitals to this Agreement.

“Wholesale Rate” means, with respect to purchases of electricity during Off-Peak Periods, the Off-Peak Market Price, and with respect to purchases of electricity during On-Peak Periods, the On-Peak Market Price.

SCHEDULE A - CURRENT EXIT PAYMENTS

Date	Principal Component	Interest Component (a)	Total Current Exit Payment

04/15/2000	—	$3,443,750.00	$3,443,750.00
10/15/2000	$1,285,000	$3,443,750.00	$4,728,750.00
04/15/2001	—	$3,397,168.75	$3,397,168.75
10/15/2001	$1,375,000	$3,397,168.75	$4,772,168.75
04/15/2002	—	$3,347,325.00	$3,347,325.00
10/15/2002	$1,475,000	$3,347,325.00	$4,822,325.00
04/15/2003	—	$3,293,856.25	$3,293,856.25
10/15/2003	$1,580,000	$3,293,856.25	$4,873,856.25
04/15/2004	—	$3,236,581.25	$3,236,581.25
10/15/2004	$1,690,000	$3,236,581.25	$4,926,581.25
04/15/2005	—	$3,175,318.75	$3,175,318.75
10/15/2005	$1,810,000	$3,175,318.75	$4,985,318.75
04/15/2006	—	$3,109,706.25	$3,109,706.25
10/15/2006	$1,940,000	$3,109,706.25	$5,049,706.25
04/15/2007	—	$3,039,381.25	$3,039,381.25
10/15/2007	$2,080,000	$3,039,381.25	$5,119,381.25
04/15/2008	—	$2,963,981.25	$2,963,981.25
10/15/2008	$2,225,000	$2,963,981.25	$5,188,981.25
04/15/2009	—	$2,883,325.00	$2,883,325.00
10/15/2009	$2,385,000	$2,883,325.00	$5,268,325.00
04/15/2010	—	$2,796,868.75	$2,796,868.75
10/15/2010	—	$2,796,868.75	$2,796,868.75
04/15/2011	—	$2,796,868.75	$2,796,868.75
10/15/2011	—	$2,796,868.75	$2,796,868.75
04/15/2012	—	$2,796,868.75	$2,796,868.75
10/15/2012	—	$2,796,868.75	$2,796,868.75
04/15/2013	—	$2,796,868.75	$2,796,868.75
10/15/2013	—	$2,796,868.75	$2,796,868.75
04/15/2014	—	$2,796,868.75	$2,796,868.75
10/15/2014	—	$2,796,868.75	$2,796,868.75
04/15/2015	—	$2,796,868.75	$2,796,868.75
10/15/2015	—	$2,796,868.75	$2,796,868.75
04/15/2016	—	$2,796,868.75	$2,796,868.75
10/15/2016	—	$2,796,868.75	$2,796,868.75
04/15/2017	—	$2,796,868.75	$2,796,868.75
10/15/2017	—	$2,796,868.75	$2,796,868.75

A-1

Date	Principal Component	Interest Component (a)	Total Current Exit Payment

04/15/2018	—	$2,796,868.75	$2,796,868.75
10/15/2018	—	$2,796,868.75	$2,796,868.75
04/15/2019	—	$2,796,868.75	$2,796,868.75
10/15/2019	—	$2,796,868.75	$2,796,868.75
04/15/2020	—	$2,796,868.75	$2,796,868.75
10/15/2020	—	$2,796,868.75	$2,796,868.75
04/15/2021	—	$2,796,868.75	$2,796,868.75
10/15/2021	—	$2,796,868.75	$2,796,868.75
04/15/2022	—	$2,796,868.75	$2,796,868.75
10/15/2022	—	$2,796,868.75	$2,796,868.75
04/15/2003	—	$2,796,868.75	$2,796,868.75
10/15/2023	$37,230,000	$2,796,868.75	$40,026,868.75
04/15/2024	—	$1,447,281.25	$1,447,281.25
10/15/2024	$39,925,000	$1,447,281.25	$41,372,281.25

NOTES:

(a) The Interest Component is calculated based on a rate of 7.25% per annum commencing on October 15, 1999.

A-2

SCHEDULE B - ACCRETED AMOUNT AND ACCRETED AMOUNT EXIT PAYMENT

DATE	ACCRETED AMOUNT (a)

04/15/2000	$18,630,014.33
10/15/2000	$19,282,234.96
04/15/2001	$19,957,020.06
10/15/2001	$20,655,444.13
04/15/2002	$21,378,581.66
10/15/2002	$22,126,790.83
04/15/2003	$23,901,146.13
10/15/2003	$22,702,722.06
04/15/2004	$24,532,234.96
10/15/2004	$25,390,759.31
04/15/2005	$26,279,727.79
10/15/2005	$27,199,498.57
04/15/2006	$28,151,504.30
10/15/2006	$29,136,819.48
04/15/2007	$30,156,518.62
10/15/2007	$31,212,034.38
04/15/2008	$32,304,441.26
10/15/2008	$33,435,171.92
04/15/2009	$34,605,300.86
10/15/2009	$35,816,618.91	*

NOTES:

* Accreted Amount Exit Payment

(a)	Accreted Amount is calculated based on an assumed principal component of $18,000,000 with interest accruing at a nominal interest rate of 7.00% per annum commencing on October 15, 1999.

B-1

SCHEDULE C - EXISTING SENIOR DEBT

1.             $200,000,000 6-3/4% Notes due November 15, 2005

(Contact: Harris Trust and Savings Bank, trustee, 311 West Moore Street, 12th Floor, Chicago, IL, 60606, Attention: Corporate Trust Administration.)

2.             $270,000,000 Revolving Credit Agreement, dated as of February 12, 1999, among Foster Wheeler Corporation, the guarantors signatory thereto (Foster Wheeler USA Corporation, Foster Wheeler Energy International, Inc., and Foster Wheeler Energy Corporation), the lenders signatory thereto, Bank of America, N.A.*, as administrative agent, First Union National Bank, as syndication agent, and ABN AMRO Bank, N.V., as documentation agent, and ABN AMRO Bank, N.V., First Union Capital Markets, Greenwich NatWest Structured Finance Inc. and TD Securities (USA) Inc., as arrangers.

(Contact: Bank of America, N.A.*, 1850 Gateway Boulevard, Concord, CA, 94520, Attn: Glenis Croucher, Tel: (925) 675-8447, Fax: (925) 675-8500; Copy to 555 South Flower Street, 11th Floor, Los Angeles, CA, 90071, Attn: Bob Troutman, Tel: (213) 228-3866, Fax: (213) 623-7923.)

3.             $90,000,000 Short Term Revolving Credit Agreement, dated as of February 12, 1999, among Foster Wheeler Corporation, the guarantors signatory thereto (Foster Wheeler USA Corporation, Foster Wheeler Energy International, Inc. and Foster Wheeler Energy Corporation), the lenders signatory thereto, Bank of America, N.A.*, as administrative agent, First Union National Bank, as syndication agent, and ABN AMRO Bank, N.V., as documentation agent, arranged by NationsBanc Montgomery Securities LLC as lead arranger, and ABN AMRO Bank, N.V., First Union Capital Markets, Greenwich NatWest Structured Finance Inc. and TD Securities (USA) Inc., as arrangers.

(Contact: Bank of America, N.A.*, 1850 Gateway Boulevard, Concord, CA, 94520, Attn: Glenis Croucher, Tel: (925) 675-8447, Fax: (925) 675-8500; Copy to 555 South Flower Street, 11th Floor, Los Angeles, CA, 90071, Attn: Bob Troutman, Tel: (213) 228-3866, Fax: (213) 623-7923.)

*   (successor by merger to Bank of America National Trust & Savings Association)

C-1

APPENDIX 1

CONTINUING DISCLOSURE COVENANT

(a)           Purpose; Definitions.  This Continuing Disclosure Covenant is being entered into for the benefit of the Owners and Beneficial Owners of the 1999C Bonds and the 1999D Bonds and in order to assist the Participating Underwriters in complying with the Rule. In addition to any terms defined in Schedule I to the Exit Funding Agreement, capitalized terms not otherwise conventionally capitalized shall the respective meanings ascribed to them in clause (m) of this Continuing Disclosure Covenant.

(b)           Provision of Annual Reports.

(i)            FWC shall, or shall cause the Dissemination Agent to, not later than 120 days after the end of FWC’s fiscal year, commencing with the report for FWC’s fiscal year ending December 31, 2000, provide to the Issuer and to each Repository an Annual Report which is consistent with the requirements of clause (c) of this Continuing Disclosure Covenant; provided, however, the Dissemination Agent shall have no obligation to examine said Annual Report as to its form, substance, or compliance with clause (c) below. In each case, the Annual Report may be submitted as a single document or as separate documents comprising a package, and may crossreference other information as provided in clause (c) of this Continuing Disclosure Covenant; provided that the audited financial statements of FWC may be submitted separately from the balance of the Annual Report and later than the date required above for the filing of the Annual Report if they are not available by that date. If the fiscal year of FWC shall change, FWC shall give notice of such change in the same manner as for a Listed Event under clause (d)(vi) of this Continuing Disclosure Covenant.

(ii)           Not later than thirty (30) Business Days prior to the date specified in subclause (i) of this clause (b) for providing the Annual Report to the Repositories, FWC shall provide sufficient copies of the Annual Report to the Issuer, the Dissemination Agent and the Trustee (if the Trustee is not the Dissemination Agent) for each of the Repositories. If by such date the Trustee has not received a copy of the Annual Report, the Trustee shall contact FWC and the Dissemination Agent (if the Trustee is not the Dissemination Agent) to determine if FWC is in compliance with the first sentence of this subclause (ii).

(iii)          If the Trustee is unable to verify that an Annual Report has been provided to the Issuer and the Repositories by the date required in subclause (i) of this clause (b), the Trustee shall send a notice to the Issuer and to each Repository in substantially the form set forth below:

APP-1-1

NOTICE TO REPOSITORIES OF FAILURE TO FILE ANNUAL REPORT

Name of Issuer:                VILLAGE OF ROBBINS, ILLINOIS

Name of Bond Issue:   RESOURCE RECOVERY REVENUE BONDS  (ROBBINS RESOURCE RECOVERY PARTNERS, L.P. PROJECT), $                          SERIES 1999C AND $                         SERIES 1999D

Name of Obligated Person:	ROBBINS RESOURCE RECOVERY PARTNERS, L.P.

Original Date of Issuance:	NOVEMBER 23, 1994

Date of First Exchange:	OCTOBER 15, 1996

Date of Most Recent Exchange:	, 2000

NOTICE IS HEREBY GIVEN that FWC has not provided an Annual Report with respect to the above-named Bonds as required by the Continuing Disclosure Covenant contained in the Exit Funding Agreement dated October 15, 1999 between the Dissemination Agent and FWC.

[FWC has advised the undersigned that it anticipates that the Annual Report will be filed by

[INSERT DATE].]

Dated:

SunTrust Bank, Central Florida, National Association, as Dissemination Agent on behalf of FWC

cc:           FWC

Issuer

(iv)          The Dissemination Agent shall:

(1)           determine each year prior to the date for providing the Annual Report the name and address of each National Repository and the State Repository, if any; and

(2)           file a report with the Company, the Issuer and (if the Dissemination Agent is not the Trustee) the Trustee certifying that the Annual Report, in the form furnished to it by FWC, has been provided pursuant to this Continuing Disclosure Covenant, stating the date it was provided, and listing all the Repositories to which it was provided.

(c)           Content of Annual Report.     The Annual Report, commencing with the Annual Report for FWC’s fiscal year ending December 31, 2000, shall contain or include by reference the

APP-1-2

audited financial statements of FWC for the prior fiscal year prepared in accordance with GAAP. If such audited financial statements are not available by the time the Annual Report is required to be filed pursuant to subclause (i) of clause (b) of this Continuing Disclosure Covenant, the Annual Report shall contain unaudited financial statements in a form similar to the audited financial statements and the audited financial statements shall be filed in the same manner as the Annual Report when they become available. FWC shall also include in each Annual Report the operating data required to be delivered by it pursuant to Section 5(a) of the Exit Funding Agreement. Any or all of the items listed above may be included by specific reference to other documents, including official statements of debt issues with respect to which FWC is an “obligated person” (as defined by the Rule), which have been filed with the Securities and Exchange Commission. If the document included by reference is a final official statement, it must be available from the Municipal Securities Rulemaking Board. FWC shall clearly identify each such other document so included by reference.

(d)           Reporting of Significant Events.

(i)            Pursuant to the provisions of this clause (d), the Trustee shall give, or cause to be given, notice of the occurrence of any of the following events with respect to the 1999C and D Bonds, if material:

(1)           Principal and interest payment delinquencies:

(2)           Non-payment related defaults;

(3)           Unscheduled draws on debt service reserves reflecting financial difficulties;

(4)           Unscheduled draws on credit enhancement reflecting financial difficulties;

(5)           Substitution of credit or liquidity providers, or their failure to perform;

(6)           Adverse tax opinions or events affecting the tax-exempt status of the 1999C and

D Bonds;

(7)           Modifications to rights of security holders;

(8)           Bond calls (but not scheduled redemptions of 1999C and D Bonds from sinking funds);

(9)           Defeasances;

(10)         Release, substitution or sale of property securing repayment of the 1999C and D Bonds;

APP-1-3

(11)         Rating changes.

(ii)           The Trustee shall, within five (5) Business Days of obtaining actual knowledge of the occurrence of any of the Listed Events (except events listed in subclauses (i)(1), (8) or (9)), contact the Issuer and FWC’s representative designated by written notice to the Trustee (the “FWC Representative”), inform them of the event, and request that FWC promptly notify the Issuer and the Trustee in writing whether or not to report the event pursuant to subclause (vi) below.

(iii)          Whenever FWC obtains knowledge of the occurrence of a Listed Event, because of a notice from the Trustee pursuant to subclause (ii) immediately above or otherwise, FWC shall as soon as possible determine whether such event would constitute material information for Owners and Beneficial Owners of the 1999C Bonds or the 1999 D Bonds, as the case may be; provided, however, that any event under subclause (i)(11) will always be deemed to be material. FWC may consult with representatives of the Issuer and its consultants, counsel and advisors as to whether any Listed Event constitutes material information for Owners and Beneficial Owners of the 1999C Bonds or the 1999D Bonds, as the case may be, and reflects financial difficulty, if appropriate.

(iv)          If FWC has determined that knowledge of the occurrence of a Listed Event would be material, FWC shall promptly notify the Issuer and the Trustee in writing. Such notice shall instruct the Trustee to report the occurrence pursuant to subclause (vi).

(v)           If in response to a request under subclause (ii), FWC determines that the Listed Event would not be material, FWC shall so notify the Issuer and the Trustee in writing, giving the reason that the Listed Event is not material, and shall instruct the Trustee not to report the occurrence pursuant to subclause (vi) below.

(vi)          If the Trustee (or the Dissemination Agent, if not the Trustee) has been instructed by FWC to report the occurrence of a Listed Event, the Trustee shall file a notice of such occurrence with the Municipal Securities Rulemaking Board and each State Repository with a copy to the Issuer and FWC. Notwithstanding the foregoing, notice of Listed Events described in subclauses (i)(8) and (9) need not be given under this subsection any earlier than the notice (if any) that the underlying event is given to Owners of affected Bonds pursuant to the Second Amended Indenture.

(e)           Termination of Reporting Obligation. FWC’s obligations under this Continuing Disclosure Covenant shall terminate upon the legal defeasance, prior redemption or payment in full of all of the 1999C Bonds and the 1999D Bonds. If FWC’s obligations under the Exit Funding Agreement are assumed in full by some other Person, such Person shall be responsible for compliance with this Continuing Disclosure Covenant in the same manner as if it were FWC and the FWC shall have no further obligations hereunder so long as, but solely to the extent that, FWC delivers a written assumption by such Person of the FWC’s obligations under this Continuing

APP-1-4

Disclosure Covenant, in form and substance satisfactory to the Trustee and the Issuer. If such termination or substitution occurs prior to the final maturity of the 1999C Bonds or the 1999D Bonds, FWC shall give notice of such termination or substitution in the same manner as for a Listed Event under clause (d)(vi).

(f)            Dissemination Agent.  FWC may, from time to time, appoint or engage a Dissemination Agent to assist it in carrying out its obligations under this Continuing Disclosure Covenant, and may discharge any such Dissemination Agent, with or without appointing a successor Dissemination Agent. The Dissemination Agent shall not be responsible in any manner for the form, substance or content of any notice or report prepared by FWC pursuant to this Continuing Disclosure Covenant. If at any time there is not any other designated Dissemination Agent, the Trustee shall be the Dissemination Agent. The initial Dissemination Agent shall be the Trustee. No Owner, Beneficial Owner, Participating Underwriter or any other person shall have any action against the Dissemination Agent for damages of any kind or nature whatsoever.

(g)           Amendment; Waiver.  Notwithstanding any other provision of this Continuing Disclosure Covenant, FWC and the Trustee may amend this Continuing Disclosure Covenant (and the Trustee shall agree to any amendment so requested by FWC) and any provision of this Continuing Disclosure Covenant may be waived, provided that the following conditions are satisfied:

(i)            If the amendment or waiver relates to the provisions of clauses (b)(i), (c) or (d)(i), it may only be made in connection with a change in circumstances that arises from a change in legal requirements, change in law, or change in the identity, nature or status of an “obligated person” with respect to the 1999C Bonds or the 1999D Bonds, or the type of business conducted;

(ii)           This Continuing Disclosure Covenant, as amended or taking into account such waiver, would, in the opinion of Bond Counsel, have complied with the requirements of the Rule at the time of the original issuance or remarketing (in either case, for which the Rule was first effective) of the 1999C Bonds or the 1999D Bonds, after taking into account any amendments or interpretations of the Rule, as well as any change in circumstances; and

(iii)          The amendment or waiver either (A) is approved by the Owners or Beneficial Owners of the 1999C Bonds or the 1999D Bonds, as the case maybe, in the same manner as provided in Section 10.01 of the Second Amended Indenture for amendments to the Second Amended Indenture with the consent of Owners, or (B) does not, in the opinion of the Trustee or Bond Counsel, materially impair the interests of the Owners or Beneficial Owners of the 1999C Bonds or the 1999D Bonds, as the case may be.

In the event of any amendment or waiver of a provision of this Continuing Disclosure Covenant, FWC shall describe such amendment, in the next Annual Report, and shall include, as applicable, a narrative explanation of the reason for the amendment or waiver and its impact on the type (or, in the case of a change of accounting principles, on the presentation) of financial information or operating data being presented with respect to FWC. In addition, if the amendment relates to the

APP-1-5

accounting principles to be followed in preparing financial statements, (Y) notice of such change shall be given in the same manner as for a Listed Event under Clause (d)(vi), and (Z) the Annual Report for the year in which the change is made should present a comparison (in narrative form and also, if feasible, in quantitative form) between the financial statements as prepared on the basis of the new accounting principles and those prepared on the basis of the former accounting principles.

(h)           Additional Information.   Nothing in this Continuing Disclosure Covenant shall be deemed to prevent FWC from disseminating any other information, using the means of dissemination set forth in this Continuing Disclosure Covenant or any other means of communication, or including any other information in any Annual Report or notice of occurrence of a Listed Event, in addition to that which is required by this Continuing Disclosure Covenant. If FWC chooses to include any information in any Annual Report or notice of occurrence of a Listed Event, in addition to that which is specifically required by this Continuing Disclosure Covenant, FWC shall have no obligation under this Continuing Disclosure Covenant to update such information or include it in any future Annual Report or notice of occurrence of a Listed Event.

(i)            Default.  In the event of a failure of FWC or the Dissemination Agent to comply with any provision of this Continuing Disclosure Covenant, the Trustee may (and, at the request of any Participating Underwriter or the Owners of at least 25% aggregate principal amount of outstanding 1999C Bonds and 1999 D Bonds, shall), or any Owner or Beneficial Owner of the 1999C Bonds and 1999D Bonds may take such actions as may be necessary and appropriate, including seeking mandamus or specific performance by court order, to cause or the Trustee, as the case may be, to comply with its obligations under this Continuing Disclosure Covenant. A default under this Continuing Disclosure Covenant shall not be deemed an Event of Default under the Second Amended Indenture or the Exit Funding Agreement, and the sole remedy under this Continuing Disclosure Covenant in the event of any failure of FWC or the Trustee to comply with this Continuing Disclosure Covenant shall be an action to compel performance.

(j)            Duties; Immunities and Liabilities of Trustee and Dissemination Agent.  As to the obligations of the Trustee hereunder, Article VIII of the Second Amended Indenture is hereby made applicable to this Continuing Disclosure Covenant as if this Continuing Disclosure Covenant were (solely for this purpose) contained in the Second Amended Indenture. The Dissemination Agent (if other than the Trustee or the Trustee in its capacity as Dissemination Agent) shall have only such duties as are specifically set forth in this Continuing Disclosure Covenant, and FWC agrees to indemnify and save the Dissemination Agent, its officers, directors, employees and agents, harmless against any loss, expense and liabilities which it may incur arising out of or in the exercise or performance of its powers and duties hereunder, including the reasonable costs and expenses (including reasonable attorneys fees) of defending against any claim of liability, but excluding liabilities due to the Dissemination Agent’s negligence or willful misconduct. The obligations of FWC under this clause (j) shall survive resignation or removal of the Dissemination Agent and payment of the 1999C Bonds and the 1999D Bonds.

APP-1-6

(k)           Notices.  Any notices or communications to or among any of the parties to this Continuing Disclosure Covenant shall be given in the manner provided in Section 10(d) of the Exit Funding Agreement.

(l)            Beneficiaries.  This Continuing Disclosure Covenant shall inure solely to the benefit of the Issuer, the Trustee, the Dissemination Agent, the Participating Underwriters, and Owners and Beneficial Owners from time to time of the 1999C  Bonds and the 1999D Bonds, and shall create no rights in any other Person or entity.

(m)          Definitions.  As used in this Continuing Disclosure Covenant, the following terms shall have the following meanings:

“Annual Report” shall mean any Annual Report provided by FWC pursuant to, and as described in, clauses (c) and (d) of the Continuing Disclosure Covenant.

“Beneficial Owner” is defined in Section 2.09 of the Second Amended Indenture.

“Bond Counsel” means any firm of nationally recognized municipal bond attorneys selected by the Issuer with the prior written consent of the FWC Representative (which consent shall not be unreasonably withheld) and experienced in the issuance of municipal bonds and matters relating to the exclusion of the interest thereon from gross income for Federal income tax purposes.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in any city in which the principal office of the Trustee or any Securities Depository is located, are authorized or required to be closed.

“Dissemination Agent” means the Trustee, acting in its capacity as Dissemination Agent hereunder, or any successor Dissemination Agent designated in writing by FWC, or its successors and assigns and which has filed with the Trustee a written acceptance of such designation.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Issuer” means the Village of Robbins, Cook County, Illinois, a municipality duly organized and validly existing under the Constitution and laws of the State of Illinois.

“Listed Events” shall mean any of the events listed in clause (e)(i) of this Continuing Disclosure Covenant.

“National Repository” means any Nationally Recognized Municipal Securities Information Repository for purposes of the Rule.

APP-1-7